EXHIBIT 10.02

PLACEMENT AGENT AGREEMENT

Mr. Christopher Miglino	April 7, 2019

CEO

Social Reality, Inc.

465 Seaton Street

Los Angeles, CA 90013

Dear Mr. Miglino:

The purpose of this amended and restated letter agreement (the “Agreement”) is to set forth the terms and conditions pursuant to which WestPark Capital, Inc. (“WPC”) shall introduce Social Reality, Inc. and its related and affiliated entities (the “Company”) to one or more investors in connection with the proposed offering of up to $7.5 million of the Company’s Common Stock (the “Offering”) which are registered on the Company’s Form S-3/A Shelf Registration Statement, File No. 333-214644, which was declared effective by the Securities and Exchange Commission on November 28, 2016.  The terms of such Offering shall be mutually agreed upon by the Company and the investor(s).  WPC’s engagement under this Agreement shall be exclusive for a period of one week after the date hereof.  The identities of the investors to which WPC introduces the Company shall be proprietary information of WPC and shall not be divulged to third parties by the Company, nor used by the Company outside the scope of WPC’s engagement as described herein, other than as required by applicable law.

In consideration of the services rendered by WPC under this Agreement, the Company agrees to pay WPC the following fees and other compensation:

(a)

A cash fee payable immediately upon the closing of any portion of the Offering and equal to 7% of the aggregate capital raised.

(b)

$50,000 legal expense allowance ($20,000 to be paid upfront to commence documentation).

(c)

As additional compensation for WestPark’s services, the Company shall issue to WestPark or its designees at the Closing warrants (the “Placement Agent’s Warrants”) to purchase that number of shares of Common Stock equal to 6% of the aggregate number of securities sold in the Offering.  The Placement Agent’s Warrants will be exercisable at any time and from time to time, in whole or in part, during the four-year period commencing one year from the closing of the Offering, at a price per share equal to 125% of the price per share paid by investors for common stock in  the Offering.  The Placement Agent’s Warrants will provide for registration rights (including a one-time demand registration right and unlimited piggyback rights) and customary anti-dilution provisions (for stock dividends and splits and recapitalizations) consistent with

Members FINRA & SIPC

1900 Avenue of the Stars, 3rd Floor * Los Angeles, CA 90067 * Tel (310) 843-9300 * Fax (310) 843-9304 * www.wpcapital.com

Los Angeles, CA * New York, NY * Boca Raton, FL

FINRA Rule 5110, and will have a cashless exercise provision in the event the shares underlying the Placement Agent’s Warrants are not subject to an effective registration statement at the time the Placement Agent’s Warrants are exercised.

This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of law principles.  Any dispute arising out of this Agreement shall be settled by binding arbitration in Los Angeles County, California before a single arbitrator, who shall enforce the plain terms of this agreement, notwithstanding any law or policy to the contrary.  The Company shall indemnify WPC against any liabilities arising under the Securities Act of 1933, as amended, attributable to any information supplied or omitted to be supplied to any investor by the Company pursuant to this Agreement, except any liabilities that arise from (i) the gross negligence or willful misconduct of WPC or (ii) the distribution by WPC of any information regarding the Company after such time as the Company shall have notified WPC in writing that such information may be inaccurate or misleading or (iii) in the event that any information provided to the Company for inclusion in the Offering documents is false or misleading.  In no event shall the Company be liable for any settlement entered into without the Company’s prior written consent, such consent not to be unreasonably withheld.  The Company acknowledges and agrees that WPC is not and shall not be construed as a fiduciary of the Company and shall have no duties or liabilities to the equity holders or the creditors of the Company or any person by virtue of this Agreement or the retention of WPC hereunder, all of which are hereby expressly waived.  You further agree that we may rely upon, and are a third party beneficiary of, the representations and warranties, and applicable covenants, set forth in any agreements with investors in the Offering.

This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to its subject matter and there are no agreements or understandings with respect to the subject matter hereof which are not contained in this Agreement.  This Agreement may be modified only in writing signed by the party to be charged hereunder.

If the foregoing correctly sets forth our agreement, please confirm this by signing and returning to us the duplicate copy of this letter.

Very truly yours,

WestPark Capital, Inc.

By:
Name: Craig Kaufman
Title: Head of Investment Banking

Members FINRA & SIPC

1900 Avenue of the Stars, 3rd Floor * Los Angeles, CA 90067 * Tel (310) 843-9300 * Fax (310) 843-9304 * www.wpcapital.com

Los Angeles, CA * New York, NY * Boca Raton, FL

Agreed to and accepted

As of the dated first written above:

Social Reality, Inc.

By:  _________________________

       Name: Christopher Miglino

       Title:   CEO

Members FINRA & SIPC

1900 Avenue of the Stars, 3rd Floor * Los Angeles, CA 90067 * Tel (310) 843-9300 * Fax (310) 843-9304 * www.wpcapital.com

Los Angeles, CA * New York, NY * Boca Raton, FL